Exhibit 99.1

NEWS RELEASE

For:

CHAMPION PARTS, INC.

ALEX TASSOS & ASSOCIATES

2005 W. Avenue B

CORPORATE & FINANCIAL PUBLIC RELATIONS

Hope, Arkansas 71801

17 Stonepointe Dr.

Jerry A. Bragiel, President

Escondido, California 92025

870-777-8821

Contact: Alex Tassos 760-737-7000

CHAMPION PARTS REPORTS CONTINUED PROFITABILITY

FOR SECOND QUARTER AND SIX MONTHS ON HIGHER SALES

HOPE, Ark., Aug. 17, 2005-- Champion Parts, Inc. (OTC/BB:CREB), remanufacturer of automotive parts, today announced  net income for the second quarter ended July 3, 2005 of $256,000, or $0.07 per share, compared to $322,000, or $0.09 per share for the same period in 2004.  Net sales increased 17% to $5,995,000, compared to $5,124,000 in 2004.

For the first six months of 2005, the company reported net income of $416,000, or $0.11 per share, compared to $657,000, or $0.18 per share.  Net sales increased 11.5% to $11,808,000, compared to $10,592,000.  The decline in net income primarily reflects recognition of a loan forgiveness in the prior year.

“We were especially pleased to see our sales increase in the second quarter by 17%,” said Jerry A. Bragiel, president and chief executive officer, “which reflected stronger demand of constant velocity axles, heavy duty, agricultural, and air conditioning products.

“Sustaining our continued profitability is gratifying and, when you can demonstrate mounting sales as we recorded in the second quarter, it reflects positively on our marketing strategies and concerted efforts,” Bragiel continued.

Bragiel noted that these positive results were recorded despite 27% higher cost of products sold, namely due to the “significantly higher sales, product mix and increased cost of raw materials.”  The company saw its second quarter product mix include a larger percentage of new products that have a higher cost of raw materials, as compared to remanufactured products.  The company also felt the effects of higher prices for purchased materials that are petroleum based.

The company’s air conditioning product lines, Bragiel added, “rebounded in the second quarter,” reflecting their generally strong and consistent contribution.  These products are expected to continue to be in demand during the warm months ahead, the executive noted.

Champion Parts remanufactures fuel system components, air conditioning compressors, front wheel drive assemblies, and other underhood electrical and mechanical products for the passenger car and light truck, agricultural, heavy-duty truck and marine parts aftermarket.

          …more

Champion Parts, Inc.

Certain forward-looking statements in this press release involve various risks and uncertainties, including, without limitation, those statements relating to the impact of future sales and market expansion.  These statements are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.

Although the company believes that its forward-looking statements are reasonable, there are no assurances that such statements will prove to be correct.  Attention is directed to the discussion of risks and uncertainties contained in the Factors Which May Affect Future Results section of the company’s Form 10-K and other reports filed with the Securities and Exchange Commission.

CHAMPION PARTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (CONDENSED)

FOR THE PERIOD ENDED

 (Unaudited)

	Six Months July 3, 2005	Six Months June 27, 2004	Three Months July 3, 2005	Three Months June 27, 2004
Net Sales………………………………….	$11,808,000	$10,592,000	$5,995,000	$5,124,000
Costs and Expenses:
Cost of products sold…………………	9,980,000	8,528,000	5,044,000	3,971,000
Selling, distribution & administrative..	1,140,000	1,354,000	568,000	674,000
Total costs and expenses………………	11,120,000	9,882,000	5,612,000	4,645,000

Operating income………………………..	688,000	710,000	383,000	479,000

Non-operating expense/(income):
Interest expense, net……………………	322,000	300,000	150,000	155,000
Other non-operating (income)………….	(86,000)	(256,000)	(42,000)	(3,000)
Total non-operating expense/(income)…	236,000	44,000	108,000	152,000

Net income before income taxes………...	452,000	666,000	275,000	327,000

Income taxes……………………………	36,000	9,000	19,000	5,000

Net income………………………………..	$ 416,000	$ 657,000	$ 256,000	$ 322,000

Weighted Average Common Shares Outstanding at April 3, 2005:
Basic…………………………………	3,655,266	3,655,266	3,655,266	3,655,266
Diluted……………………………….	3,745,776	3,754,222	3,738,181	3,752,191

Earnings Per Common Share - Basic:
Net income per common share – basic….	$ 0.11	$ 0.18	$ 0.07	$ 0.09

Earnings Per Common Share - Diluted:
Net income per common share – diluted...	$ 0.11	$ 0.18	$ 0.07	$ 0.09

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